As filed with the Securities and Exchange Commission on November 15, 2001
Registration No. 333-70426

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEI, INC.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-0944876 (I.R.S. Employer Identification No.)

PO Box 5000, 1495 Steiger Lake Lane
Victoria, Minnesota 55386
(952) 443-2500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Anthony J. Fant Chairman and Chief Executive Officer HEI, Inc. 1495 Steiger Lake Lane Victoria, Minnesota 55386 (952) 443-2500	Jean M. Davis, Esq Mark D. Williamson, Esq Gray, Plant, Mooty, Mooty & Bennett, P.A. 3400 City Center 33 South Sixth Street Minneapolis, Minnesota 55402 (612) 343-2800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of		Maximum	Maximum
Securities To Be		Offering Price	Aggregate	Amount Of
Registered	Amount To Be Registered	Per Share	Offering Price(1)	Registration Fee

Common Stock, $.05 par value	1,399,700	$6.03(1)	$8,440,191(1)	$2,110.04(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C and based upon the average of the high and low sales price for such common stock on September 26, 2001, as reported on the Nasdaq National Market.

(2)	Previously paid in connection with our initial Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 28, 2001.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEMNIFICATION
INDEX TO EXHIBITS
Opinion of Counsel
Consent of KPMG LLP

Subject To Completion, Dated November 15, 2001

The information in this Prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

HEI, INC.

1,399,700 Shares of
Common Stock

     This Prospectus relates to 1,352,200 shares of common stock of HEI, Inc., and 47,500 shares of common stock of HEI, Inc., issuable upon the exercise of warrants, which may be offered from time to time by the selling shareholders named in this Prospectus. We will not receive any of the proceeds from the offer and sale of the shares. Rather, the selling shareholders will receive all of the net proceeds from any sale of the common stock. We did, however, receive gross proceeds, excluding transaction costs of approximately $430,200, in the amount of $6,650,000 on August 29, 2001 from the sale of 950,000 shares of common stock of HEI, Inc. in a private placement to some of the selling shareholders named in this Prospectus. After this private placement, an aggregate of 5,956,460 shares of common stock were outstanding.

     We have been advised that the selling shareholders may from time to time sell the common stock to or through brokers or dealers in one or more transactions, in the Nasdaq National Market or other over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices relating to prevailing prices, or at negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the symbol HEII. On November      , 2001, the closing sales price of our common stock as reported by the Nasdaq National Market was $     .

     Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 of this Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                    , 2001

SUMMARY

     The following summary is qualified by, and should be read in conjunction with, the more detailed information included in this Prospectus and the documents incorporated by reference into this Prospectus.

HEI, INC.

     HEI, Inc. (Nasdaq: HEII) (“HEI”) is a designer and manufacturer of a variety of ultraminiature microelectronic devices. Examples include hearing-aid circuits and components that make up other types of electronic devices, such as those used in the telecommunications industry. We also design and manufacture the circuit boards upon which these components are assembled and or placed. Examples of circuit board fabricated by us are: the amber-colored flexible circuit boards found in cameras and radios, the thin ceramic circuit boards used in hearing-aids and heart pacemakers, and the stiff, laminate boards found in stereo systems and cellular telephones. We also specialize in the attachment of the bare chips or “die,” resisters, capacitors, battery connectors and micro electronic switches to these circuit boards. Our specialized attachment techniques include “chip-and-wire” and “flip-chip” processes. Chip-and-wire is a process in which very thin gold or aluminum wires are used to connect the chips to the circuit board. Flip-chip is a process in which tiny bumps of gold or solder are attached to the chip, with the chip then being flipped upside down and attached directly to the circuit board.

     Our newest technology allows us to manufacture miniature packages that are specially designed to hold and protect high frequency chips for broadband communications. This package with the enclosed chip or IC may then easily and inexpensively be attached to the circuit board without degrading the high-frequency performance of the chip. These packages, and the high-frequency chips that they contain, are specifically designed for applications in high-speed optical communication devices — the individual parts of the fiber-optic telecommunications network that companies and individuals use to transmit data, voice, and video across both short as well as very long distances. They are also used in wireless communication devices similar to home satellite dish systems, or wireless local area networks that allow computers to communicate with each other without having to be connected with wires. Another example of our technology is the way we build the driver amplifiers for 10 and 40 gigabit per second fiber optic transceivers. The fiber-optic telecommunications networks that are used today rely on devices that “pump” the signals down the fiber-optic “pipeline”. The speed that the information can travel is measured in gigabits per second. As our society requires more and more information to pass down these fiber-optic pipelines, it is necessary to have faster and faster transmission speeds. Our 10 and 40 gigabit per second driver modules represent high-speed amplifiers that are both high-performance and can be manufactured at costs we believe are significantly lower than our competitors.

     We have three separate facilities at which we design and manufacture our products. Each facility is a registered ISO 9001 quality system. Our facilities are located in the following places:

•	Minneapolis, Minnesota — HEI, Micro-Electronics Division

•	Corporate headquarters and manufacturing facilities

•	Microelectronics Design and Assembly Services

•	Minneapolis, Minnesota — Cross Technology, Inc.

•	Ultra-miniature radio frequency (RF) applications

•	Wireless smartcards

•	Phoenix, Arizona — High Density Interconnect Division

•	Fast turn, medium-to-large production orders of high tech circuit boards

•	Multilayer flex and rigid flex

•	Thin core processing

     We are incorporated under the laws of the State of Minnesota. Our executive offices are located at 1495 Steiger Lake Lane, Victoria, Minnesota 55386, telephone number (952) 443-2500. Our website address is www.heii.com.

THE OFFERING

Securities:	1,399,700 shares of common stock offered by the selling
shareholders identified in this Prospectus.
Use of Proceeds:	We will not receive any proceeds from the sale of common
stock by the selling shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this Prospectus and the documents incorporated by reference in this Prospectus under the captions “HEI, Inc.” and “Risk Factors” and elsewhere in this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of HEI, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, adverse federal, state and local government regulation, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this Prospectus.

RISK FACTORS

     An investment in shares of our common stock involves a high degree of risk. Prospective investors should carefully consider the following risks and speculative factors set forth below prior to a purchase of shares of common stock.

     Our business, operating results and financial condition may be adversely affected if we are unable to develop new products and services. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

•	identify new product and service opportunities; or

•	develop and introduce new products and services to market in a timely manner.

     If we are unable to accomplish these tasks, our business, operating results and financial condition could be materially adversely affected.

     Our business, operating results and financial condition may be adversely affected if we fail to properly anticipate the market for new products and services. Even if we are able to successfully identify, develop, and introduce new products and services, there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results and financial condition could be materially adversely affected. The following factors could affect the success of our products and services in the microelectronic and other marketplaces:

•	the failure of our business plan to predict accurately the rate at which the market for microelectronic products and services will grow;

•	the failure of our business plan to predict accurately the types of products and services the future microelectronic marketplace will demand;

•	our limited experience in specific market segments in marketing our products and services;

•	the failure of our business plan to predict accurately our future participation in the microelectronic marketplace;

•	the failure of our business plan to predict accurately the estimated sales cycle, price and acceptance of our products and services;

•	the development by others of products and services that render our products and services noncompetitive or obsolete; or

•	our failure to keep pace with the rapidly changing technology, evolving industry standards and frequent new product and service introductions that characterize the microelectronic marketplace.

     The sales cycle for our products and services is lengthy and unpredictable, and we may fail to adequately adjust our expenses to predicted revenue in any given period or we may experience significant fluctuations in quarterly revenue. While our sales cycle varies from customer to customer, it typically has ranged from two to 12 months. Our pursuit of sales leads typically involves an analysis of our prospective customer’s needs, preparation of a written proposal, one or more presentations and contract negotiations. Our sales cycle may also be affected by a prospective customer’s budgetary constraints and internal acceptance reviews, over which we have little or no control. As a result of these things, we may fail to adequately adjust our expenses to predicted revenue in any given period or we may experience significant fluctuations in quarterly revenue.

     Our business may suffer if we are unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. We rely primarily on a combination of nondisclosure agreements and other contractual provisions and patent, trademark, trade secret and copyright law to protect our intellectual property rights. There is no assurance that these agreements, provisions and laws will be adequate to prevent the imitation or unauthorized use of our intellectual property. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which infringement of our intellectual property exists, we expect infringement to be a persistent problem. In addition, the laws of some foreign countries do not protect our products to the same extent that the laws of the United States protect our products. If our intellectual property rights are not protected our business may suffer, which could cause our stock price to decline. Furthermore, even if the agreements, provisions and intellectual property laws prove to be adequate to protect our intellectual property rights, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.

     Third-party intellectual property infringement claims may be costly and may prevent the future sale of our products. Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. Third parties may claim that our products infringe upon their intellectual property rights. Any such claim may have a material adverse affect on our business, which could cause our stock price to decline. In particular, defending against third-party infringement claims may be costly and divert important management resources. Furthermore, if these claims are successful, we may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on the third party’s rights.

     We may pursue future acquisitions and investments that may adversely affect our business. In the future we may continue to make acquisitions of and investments in businesses, products and technologies that could complement or expand our business. Such acquisitions, though, involve certain risks:

•	We may not be able to identify or make strategic acquisitions.

•	We may not be able to negotiate or finance the acquisition successfully.

•	The integration of acquired businesses, products or technologies into our existing business may fail.

•	We may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

     Our business may be adversely affected if our customers are unable to gain market acceptance for the products that we develop or manufacture for them. We design and manufacture components for other companies. We also sell proprietary products that contain components to other companies and end-user customers. For products we manufacture (manufactured for others or those we sell directly), our success is dependent on the acceptance of those products in their markets. Market acceptance may depend on a variety of factors, including educating the target market regarding the use of a new procedure. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Some of our customers, especially emerging growth companies, have limited or no experience in marketing their products and may be unable to establish effective sales and marketing and distribution channels to rapidly and successfully commercialize their products. If our customers are unable to gain any significant market acceptance for the products we develop or manufacture for them, our business will be adversely affected.

     Our business may be adversely affected if we fail to comply with environmental laws and regulations. We are subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. If we fail to comply with these regulations, substantial fines could be imposed on us, and we could be required to suspend production, alter manufacturing processes or cease operations.

     Our business, operating results and financial condition may be adversely affected if our products or the products that incorporate our products are deemed to pose health risks. News reports have asserted that power levels associated with hand held cellular telephones and infrastructure equipment may pose health risks. If it were determined or perceived that electromagnetic waves carried through wireless communications equipment create a health risk, the market for our wireless customers’ products could be severely reduced, which could in turn have a material adverse affect on our business, operating results and financial condition. Moreover, if wireless communications systems or other systems or devices that rely on or incorporate our products are determined or alleged to create a health risk, we could be named as a defendant, and held liable, in product liability lawsuits, which would materially adversely affect our business, operating results and financial condition.

     Our business, operating results and financial condition may be adversely affected if the products we design and manufacture are the subject of product recalls or product liability claims. A number of the components we design or manufacture are for medical devices. The tolerance for error in the design, manufacture or use of these products may be small or nonexistent. If a component we designed or manufactured is found to be defective, whether due to design or manufacturing defects, to improper use of the product or to other reasons, the component or the product in which it is used may need to be recalled, possibly at our expense. Furthermore, the adverse effect of a product recall on our business might not be limited to the cost of the recall. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and damage to our reputation, each of which would have a material adverse effect on our business, operating results and financial condition.

     Future quarterly and annual operating results may fluctuate substantially due to a number of factors, many of which are beyond our control, which may cause our stock price to decline. We have experienced substantial fluctuations in our annual and quarterly operating results, and such fluctuations may continue in future periods. Our operating results are affected by a number of factors, many of which are beyond our control, including the following:

•	we may manufacture products that are custom designed and assembled for a specific customer’s requirement in anticipation of the receipt of volume production orders from that customer, which may not always materialize to the degree anticipated, if at all;

•	we may incur significant start-up costs in the production of a particular product, which costs are expensed as incurred and for which we attempt to seek reimbursement from the customer;

•	we may experience fluctuations and inefficiencies in managing inventories, fixed assets, components and labor, in the degree of automation used in the assembly process, in the costs of materials and the mix of materials, labor, manufacturing, and overhead costs;

•	we may experience unforeseen design or manufacturing problems, price competition or functional competition (other means of accomplishing the same or similar packaging end result);

•	we may be unable to pass on cost overruns;

•	we may not have control over the timing of expenditures in anticipation of increased sales, customer product delivery requirements and the range of services provided; and

•	we may experience variance in the amount and timing of orders placed by a customer due to a number of factors, including inventory balancing, changes in manufacturing strategy, and variation in product demand attributable to, among other things, product life cycles, competitive factors, and general economic conditions.

Any one of these factors, or a combination of one or more factors, could adversely affect the Company’s annual and quarterly operating results, which in turn may cause our stock price to decline.

     Our customers generally require short delivery cycles and a substantial portion of our backlog is typically scheduled for delivery within 90 days. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during or immediately prior to the quarter, which are difficult to forecast in advance of that time. The short lead-time for our backlog also affects its ability to accurately project production and inventory levels. In addition, a significant portion of our operating expenses is relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on our operating results.

     We are dependent on a single industry, and our business and revenues may be adversely affected by trends in that industry. During the past several years, we have been significantly dependent on a single market. In fiscal 2001, 61% of our revenues came from sales to hearing instrument and medical manufacturers. These industries are characterized by intense competition, relatively short product life cycles, rapid technological change, significant fluctuations in product demand and significant pressure on vendors to reduce or minimize cost. Accordingly, we may be adversely affected by these industry trends to the extent that they reduce our revenues. In particular, if the hearing instrument manufacturers develop new technologies that do not incorporate our products, or if our competitors offer similar products at a lower cost to such manufacturers, our revenues may decrease and our business would be adversely affected.

     Although we are attempting to reduce our dependence on a single industry, we do not expect this historic dependence to change dramatically or quickly. Moreover, a significant amount of our non-hearing instrument industry sales are made in the medical products industry, which is characterized by trends similar to those in the hearing instrument manufacturer industry.

     Our customer base is highly concentrated and our operating results and financial condition may be adversely affected by the loss of a key customer. Our customer base is highly concentrated. In fiscal 2001, 2000 and 1999, our two largest customers, Siemens AG and Sonic Innovations, Inc., in the aggregate accounted for 51%, 57% and 65%, respectively, of net sales. Each of these customers has multiple programs in production with us. Although we are reducing this concentration, we expect that sales to a relatively small number of original equipment manufacturers will continue to account for a substantial portion of net revenues for the foreseeable future. The loss of, or a decline in orders from, any one of our key customers would materially adversely affect our operating results and financial condition. We are working for diversification such that no one market would account for 40% or more in revenue, no one customer at 10% or greater revenue and no one program at 25% or greater.

     We operate in a highly competitive industry and our business and operating results may be adversely affected if we fail to compete successfully. We operate in a highly competitive industry and compete against several domestic and foreign providers of similar microelectronics design and/or manufacturing services. We also face competition from the internal operations of our current and potential original equipment manufacturer customers and from offshore contract manufacturers, which, because of their lower labor rates and other related factors, may enjoy a comparative advantage over us with respect to high-volume production. We expect to continue to encounter competition from other electronics manufacturers that currently provide or may begin to provide contract design and manufacturing services.

     A number of our competitors may have substantially greater manufacturing, financial, technical, marketing, and other resources than we have, and may offer a broader scope and presence of operations on a worldwide basis. Significant competitive factors in the microelectronics market include price, quality, design capabilities, responsiveness, testing capabilities, the ability to manufacture in very high volumes and proximity to the customers final assembly facilities. While we have competed favorably in the past with respect to these factors, this is a particularly fast changing market, and there can be no assurance that we will continue to do so in the future.

     We are often one of two or more suppliers on any particular customer requirement and are, therefore, subject to continuing competition on existing programs. In order to remain competitive in any of our markets, we must continually provide timely and technologically advanced design capabilities and manufacturing services, ensure the quality of our products, and compete favorably with respect to turnaround and price. If we fail to compete favorably with respect to the principal competitive factors in the markets we serve, our business and operating results would be adversely affected.

     Our business, operating results and financial condition may be adversely affected by fluctuations in the price and supply of components. Substantially all of the our manufacturing services are provided on a turnkey basis in which we, in addition to providing design, assembly and testing services, are responsible for the procurement of the components that are assembled by us for our customers. Although we attempt to minimize margin erosion as a result of component price increases, in certain circumstances we are required to bear some or all of the risk of such price fluctuations, which could adversely affect our profits. To date, we have generally been able to negotiate contracts that allow us to shift much of the impact of price fluctuations to the customer; however, there can be no assurance that we will be able to do so in all cases.

     In order to assure an adequate supply of certain key components that have long procurement lead times, such as integrated circuits, we occasionally must order such components prior to receiving formal customer purchase orders for the assemblies that require such components. Failure to accurately anticipate the volume or timing of customer orders can result in component shortages or excess component inventory, which in either case could adversely affect our operating results and financial condition.

     Certain of the assemblies manufactured by us require one or more components that are ordered from, or which may be available from, only one source or a limited number of sources. Delivery problems relating to components purchased from any of our key suppliers could have a material adverse impact on our financial performance. From time to time, our suppliers allocate components among their customers in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components. While we have not experienced sustained periods of shortages of components in the recent past, there can be no assurance that substantial component shortages will not occur in the future. Any such shortages could have a material adverse effect on our operating results.

     Our operating results may be adversely affected by the costs associated with our inability to forecast customer orders and production schedules. The level and timing of orders placed by customers vary due to the customers’ attempts to balance their inventory, changes in customers’ manufacturing strategies, and variations in demand for the customers’ products. Due in part to these factors, most of our customers do not commit to firm production schedules more than several weeks in advance of requirements. Our inability to forecast the level of customers’ orders with certainty makes it difficult to schedule production and optimize utilization of manufacturing capacity. In the past, we have been required to increase staffing and incur other expenses in order to meet the anticipated demands of our customers. From time to time, anticipated orders from some of our customers have failed to materialize and delivery schedules have been deferred as a result of changes in a customer’s business needs, both of which have adversely affected our operating results. On other occasions, customers have required rapid increases in production that have placed an excessive burden on our resources. There can be no assurance that we will not experience similar fluctuations in customer demand in the future.

     Our operating results and financial condition may be adversely affected by the inability of our customers to pay their accounts. We may carry significant accounts receivable in connection with providing manufacturing services to our customers. If one or more of our principal customers were to become insolvent, or otherwise fail to pay for the services and materials provided by us, our operating results and financial condition would be adversely affected.

     Our business, operating results and financial condition may be adversely affected if we are unable to develop technologies that meet the rapidly evolving market requirements of our customers. Our customers compete in markets that are characterized by rapid technological change and short product life cycles. In particular, the hearing, medical and telecommunications markets are prone to rapid product obsolescence by new technologies. The microelectronics industry could experience future competition from new or emerging technologies that render existing technology less competitive or obsolete. Our inability to develop technologies or acquire capability to meet the evolving market requirements of our customers could have a material adverse effect on our business, operating results and financial condition, including our ability to maintain our revenue base.

     Our business, operating results and financial condition may be adversely affected if our growth is not managed properly. Our sales have varied significantly as customer demand for our products fluctuate. Our future operating results will depend on management’s ability to manage periods of both growth and downturn, to be able to hire, train and retain the appropriate number of qualified employees, and to forecast revenues and control expenses. Unexpected declines in revenues, without corresponding and timely reductions in expenses, may materially adversely affect our business, operating results and financial condition.

     Our business success may be adversely affected by our ability to hire and retain employees. Our continued growth and success depend to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. Competition for skilled business, product development, technical and other personnel is intense. There can be no assurance that we will be successful in recruiting new personnel and retaining existing personnel. None of our employees are subject to a long-term employment agreement, although several key employees are subject to non-competition agreements. The loss of one or more key employees may materially adversely affect our growth.

     Our business may be adversely affected if we are unable to secure additional financing, at terms acceptable to us, when needed. In August 2001, we received gross proceeds in the amount of $6,650,000 from a private placement of our common stock. The net proceeds from this private placement are expected to fund our operations through fiscal 2002. We intend to create new marketing programs, hire additional personnel and increase sales as part of our growth strategy. In addition, we will consider the acquisition of complementary or additional businesses or products that our management believes meet our current or future business objectives. We may require additional capital to finance future growth or strategic acquisitions. Required additional capital could come from a number of sources including sales of additional shares of capital stock or other securities or loans from banks or other sources. There is no assurance that additional financing will be available to us if needed or, if available, that it will be available on terms acceptable to us.

     The price of our common stock may be adversely affected by significant price fluctuations due to a number of factors, many of which are beyond our control. The market price of our common stock has experienced significant fluctuations and may continue to fluctuate in the future. The market price of the common stock may be significantly affected by many factors, including:

•	changes in requirements or demands for our services;

•	the announcement of new products or product enhancements by us or our competitors;

•	technological innovations by us or our competitors;

•	quarterly variations in our or our competitors’ operating results;

•	changes in prices of our or our competitors’ products and services;

•	changes in our revenue and revenue growth rates;

•	changes in earnings estimates by market analysts, speculation in the press or analyst community; and

•	general market conditions or market conditions specific to particular industries.

     The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our common stock.

     Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, to the fullest extent permitted by Minnesota law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

     Our operating results and financial condition may be adversely affected if we are unable to utilize our net operating loss carryforwards. We have net operating loss carryforwards for federal income tax purposes. We have not, however, provided a valuation allowance for any deferred tax assets because we believe that it is more likely than not that they will be realized. Realization of these assets is dependent on our achieving profitability levels sufficient to utilize our net operating loss carryforwards. The write-off of this asset may be required if we determine that we are unable to utilize the net operating loss carryforwards. A write-off of this asset could materially adversely affect our operating results and financial condition.

     We have issued numerous options to acquire our common stock that could have a dilutive effect on our shareholders. As of October 31, 2001, we had options outstanding to acquire 1,037,238 shares of our common stock, exercisable at prices ranging from $5.125 to $20.375 per share, with a weighted average exercise price of approximately $10.64 per share. During the terms of these options, the holders will have the opportunity to profit from either an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these options could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

     The market price of our common stock may be adversely affected by future sales of our common stock in the public market. Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of October 31, 2001, these shares consist of:

•	approximately 1,264,631 shares owned by our executive officers and directors of our outstanding common stock; and

•	approximately 1,037,238 shares issuable to option holders.

     Unless the shares of our outstanding common stock owned by our executive officers and directors are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

     Our business and financial condition may be adversely affected if future sales of our common stock in the public market limit our ability to raise equity capital. Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could affect our ability to raise capital through the sale of equity securities. If we are unable to raise capital through the sale of equity securities, we may not be able to fund operations or finance our growth strategy and may not be able to continue certain marketing programs, hire or retain certain employees, increase sales or acquire certain businesses or products. The inability to continue with any one or a combination of these items may adversely affect our business and financial condition.

     Provisions in our articles of incorporation allow us, without obtaining shareholder approval, to issue additional shares of stock that may reduce the value of the common stock or inhibit a third-party acquisition. Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of common stock and 5,000,000 shares of undesignated stock, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Undesignated stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. If the Board of Directors authorizes the issuance of preferred stock in the future, this authorization could affect the rights of the holders of our common stock, thereby reducing the value of our common stock, and could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition.

     We do not anticipate paying dividends on our common stock for the foreseeable future. We have never paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. Any decision by us to pay dividends on our common stock will depend upon our profitability at the time, cash available therefor, and other factors. We anticipate that we will devote profits, if any, to our future operations.

USE OF PROCEEDS

     The selling shareholders are offering all of the shares to be sold under this Prospectus. We will not receive any of the proceeds from the offer and sale of the shares.

SELLING SHAREHOLDERS

     Mart Diana, Glen Zirbes and Leonard D. Hadden acquired their shares being offered under this Prospectus from us in connection with our acquisition of Cross Technology, effective as of March 6, 2000. The remaining selling shareholders acquired their shares offered under this Prospectus from us in connection with a private investment in HEI on August 29, 2001.

     The selling shareholders have indicated that the shares offered by this Prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest. The following table shows as of November 9, 2001:

•	The name of each of the selling shareholders,

•	The number of shares of our common stock beneficially owned by each of the selling shareholders, and

•	The number of securities offered by this Prospectus that may be sold from time to time by each of the selling shareholders.

     There is no assurance that the selling shareholders will sell the shares offered by this Prospectus.

						Percentage of
	Shares of Common			Shares of Common		Shares of Common
	Stock Owned		Shares of Common	Stock Owned		Stock Owned
	Beneficially Before		Stock Offered By	Beneficially After		Beneficially After
Name of Selling Shareholder	Offering		This Prospectus	Offering (1)		Offering (1)

Mart Diana	238,000	(2)	125,000	113,000	(2)	1.9%
Glen Zirbes	115,200	(2)	77,200	38,000	(2)	*
Leonard D. Hadden	200,000		200,000	0		*
The Paisley Fund, L.P.	883,900	(3)	70,000	73,900	(3)	1.2	%(3)
RS Paisley Pacific Master Fund Unit Trust	883,900	(4)	140,000	73,900	(4)	1.2	%(4)
Barnett & Co. FAO RS Smaller Company Growth	883,900	(5)	100,000	73,900	(5)	1.2	%(5)
Barnett & Co. FAO RS Diversified Growth	883,900	(6)	500,000	73,900	(6)	1.2	%(6)
Constable Capital, LLC	140,000	(7)	140,000	0		*
ThinkEquity Partners, LLC	47,500	(8)	47,500	0		*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	The number of shares owned after the offering assumes the sale of all the shares of common stock offered hereby.

(2)	Includes 38,000 shares of common stock that the selling shareholder may acquire under outstanding stock options.

(3)	Includes the following shares that the selling shareholder, as part of a group formed for the purpose of acquiring, holding or disposing of securities, is a beneficial owner of: 500,000 shares of common stock held by Barnett & Co. FAO RS Diversified Growth; 100,000 shares of common stock held by Barnett & Co. FAO RS Smaller Company Growth; 140,000 shares of common stock held by RS Paisley Pacific Master Fund Unit Trust; 35,000 shares of common stock held by Nvest Star Small Cap Growth; 30,000 shares of common stock held by The Paisley Fund Common; and 8,900 shares of common stock held by London Pacific Trust Diversified Growth. The Paisley Fund, L.P., the RS Paisley Pacific Master Fund Unit Trust and The Paisley Fund Common are private investment funds managed by RS Growth Group LLC, an investment advisor registered under the Investment Advisors Act of 1940. The Barnett & Co. FAO RS Smaller Company Growth, the Barnett & Co. FAO RS Diversified Growth, the Nvest Star Small Cap Growth and London Pacific Trust Diversified Growth are publicly held investment funds registered under the Investment Company Act of 1940, that are managed by RS Investment Management, L.P., an investment advisor registered under the Investment Advisors Act of 1940.

(4)	Includes the following shares that the selling shareholder, as part of a group formed for the purpose of acquiring, holding or disposing of securities, is a beneficial owner of: 500,000 shares of common stock held by Barnett & Co. FAO RS Diversified Growth; 100,000 shares of common stock held by Barnett & Co. FAO RS Smaller Company Growth; 70,000 shares of common stock held by The Paisley Fund, L.P.; 35,000 shares of common stock held by Nvest Star Small Cap Growth; 30,000 shares of common stock held by The Paisley Fund Common; and 8,900 shares of common stock held by London Pacific Trust Diversified Growth. The Paisley Fund, L.P., the RS Paisley Pacific Master Fund Unit Trust and The Paisley Fund Common are private investment funds managed by RS Growth Group LLC, an investment advisor registered under the Investment Advisors Act of 1940. The Barnett & Co. FAO RS Smaller Company Growth, the Barnett & Co. FAO RS Diversified Growth, the Nvest Star Small Cap Growth and London Pacific Trust Diversified Growth are publicly held investment funds registered under the Investment Company Act of 1940, that are managed by RS Investment Management, L.P., an investment advisor registered under the Investment Advisors Act of 1940.

(5)	Includes the following shares that the selling shareholder, as part of a group formed for the purpose of acquiring, holding or disposing of securities, is a beneficial owner of: 500,000 shares of common stock held by Barnett & Co. FAO RS Diversified Growth; 70,000 shares of common stock held by The Paisley Fund, L.P.; 140,000 shares of common stock held by RS Paisley Pacific Master Fund Unit Trust; 35,000 shares of common stock held by Nvest Star Small Cap Growth; 30,000 shares of common stock held by The Paisley Fund Common; and 8,900 shares of common stock held by London Pacific Trust Diversified Growth. The Paisley Fund, L.P., the RS Paisley Pacific Master Fund Unit Trust and The Paisley Fund Common are private investment funds managed by RS Growth Group LLC, an investment advisor registered under the Investment Advisors Act of 1940. The Barnett & Co. FAO RS Smaller Company Growth, the Barnett & Co. FAO RS Diversified Growth, the Nvest Star Small Cap Growth and London Pacific Trust Diversified Growth are publicly held investment funds registered under the Investment Company Act of 1940, that are managed by RS Investment Management, L.P., an investment advisor registered under the Investment Advisors Act of 1940.

(6)	Includes the following shares that the selling shareholder, as part of a group formed for the purpose of acquiring, holding or disposing of securities, is a beneficial owner of: 100,000 shares of common stock held by Barnett & Co. FAO RS Smaller Company Growth; 70,000 shares of common stock held by The Paisley Fund, L.P.; 140,000 shares of common stock held by RS Paisley Pacific Master Fund Unit Trust; 35,000 shares of common stock held by Nvest Star Small Cap Growth; 8,900 shares of common stock held by London Pacific Trust Diversified Growth; and 30,000 shares of common stock held by The Paisley Fund Common. The Paisley Fund, L.P., the RS Paisley Pacific Master Fund Unit Trust and The Paisley Fund Common are private investment funds managed by RS Growth Group LLC, an investment advisor registered under the Investment Advisors Act of 1940. The Barnett & Co. FAO RS Smaller Company Growth, the Barnett & Co. FAO RS Diversified Growth, the Nvest Star Small Cap Growth and London Pacific Trust Diversified Growth are publicly held investment funds registered under the Investment Company Act of 1940, that are managed by RS Investment Management, L.P., an investment advisor registered under the Investment Advisors Act of 1940.

(7)	Constable Capital, LLC’s shares are beneficially owned by Mr. Donald M. Constable, the principal interest holder and manager of Constable Capital, LLC. The general partner of Constable Capital, LLC is Constable

Advisors, which is wholly owned by Mr. Constable. Mr. Constable, through Constable Advisors, has sole power to direct investments in Constable Capital, LLC.

(8)	Includes 47,500 shares of common stock that the selling shareholder, ThinkEquity Partners, LLC (“ThinkEquity”), may acquire under outstanding warrants. ThinkEquity is a registered broker-dealer whose ownership is set forth on its Form BD filed with the Securities and Exchange Commission. ThinkEquity has informed the Company that it will acquire the common stock issuable upon exercise of the outstanding warrants in the ordinary course of business and, at the time of the exercise of the option, will have no agreements or understandings, directly or indirectly, with any person to distribute such shares.

PLAN OF DISTRIBUTION

     The sale of the shares offered by this Prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

•	A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this Prospectus.

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

•	In privately negotiated transactions not involving a broker or dealer.

•	In any method permitted pursuant to applicable law.

     Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

     In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this Prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

     In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option, swaps, derivatives or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this Prospectus, which the broker-dealer may resell pursuant to this Prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

     From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares covered by this Prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

     To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is satisfied.

     If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

     Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the common stock generally may not simultaneously engage in market making activities with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.

     The selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and three selling shareholders (Mart Diana, Glen Zirbes and Leonard D. Hadden) are responsible for payment of the fees and disbursements of their counsel, accountants and advisors in connection with the registration of their shares. We will bear all other expenses in connection with the offering and sale of the shares. We have agreed to indemnify and hold harmless the selling shareholders from certain liabilities under the Securities Act of 1933. The selling shareholders also have agreed to indemnify us against certain liabilities in connection with the registration and the offering and sale of the shares.

DESCRIPTION OF SECURITIES

General

     Our articles of incorporation authorize our Board of Directors to issue 15,000,000 shares of capital stock, including 10,000,000 shares of common stock, $0.05 par value, and 5,000,000 shares of undesignated stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

     As of November 8, 2001, we had 5,985,710 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

     Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of Directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Minnesota law, our articles of incorporation or our bylaws require a greater vote and except when Minnesota law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

     Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

     Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Warrants

     This Prospectus includes 47,500 shares of common stock issuable pursuant to the exercise of warrants. The warrants are exercisable at any time, at an exercise price of $8.05 per share, in whole or in part, from August 29, 2001, to August 29, 2006. The exercise price and the amount of securities issuable pursuant to this warrant are subject to adjustment as may be required to prevent dilution resulting from stock splits, stock dividends or similar events. The warrant holder has the right to receive upon exercise the kind and amount of securities distributed prior to exercise pursuant to a consolidation, sale or merger of HEI. These warrants were issued to the agent of our private placement of common stock that was executed on August 29, 2001 as partial compensation for its services.

Minnesota Business Corporation Act

     We have opted out of the application control share acquisition provisions of the Minnesota Business Corporation Act. The control share acquisition provisions generally prohibits any business combination by us or our subsidiary with any shareholder that purchases ten percent or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all the disinterested members of our Board of Directors before the interested shareholder’s share acquisition date.

LEGAL MATTERS

     Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this Prospectus.

EXPERTS

     The consolidated financial statements and schedule of HEI, Inc. and subsidiaries as of August 31, 2001 and 2000 and for each of the years in the three-year period ended August 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s public reference rooms located at its regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. You can also obtain copies of these materials from the SEC’s Internet web site located at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	Our Annual Report on Form 10-K for the year ended August 31, 2001 .

•	Our report filed on Form 8-K, filed September 4, 2001.

•	Our report filed on Form 8-K, filed September 5, 2001.

•	Our report filed on Form 8-K, filed October 11, 2001.

•	The description of our common stock contained in any Registration Statement on Form 8-A that we filed and any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing, telephoning or sending an electronic message to us at the following:

HEI, Inc. Shareholder Relations 1495 Steiger Lake Lane Victoria, Minnesota 55386 (952) 443-2500 www.heii.com

     This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus.

INDEMNIFICATION

     Our articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for breach of fiduciary duty, except for:

•	Any breach of the director’s duty of loyalty;

•	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Liability resulting from the authorization of an improper distribution;

•	Any transaction from which the director received an improper personal benefit; or

•	Any act or omission occurring prior to December 31, 1987.

     Our articles of incorporation also provide that we shall indemnify our directors to the fullest extent permitted under Minnesota law. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this Prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstances, create any implication that information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

SUMMARY	2
RISK FACTORS	4
USE OF PROCEEDS	13
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	15
DESCRIPTION OF SECURITIES	17
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	18
INDEMNIFICATION	20

1,399,700 Shares

HEI, INC.

Common Stock

PROSPECTUS

, 2001

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth our various expenses in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee.

Securities and Exchange Commission fee	$2,100
Nasdaq listing fee	9,500
Accounting fees and expenses	5,000
Legal fees and expenses	65,000
Printing, Mailing	1,000
Transfer Agent fees	100
Miscellaneous	$347,500

TOTAL	$430,200

Item 15. Indemnification of Officers and Directors

     Our articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for breach of fiduciary duty, except for:

•	Any breach of the director’s duty of loyalty;

•	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Liability resulting from the authorization of an improper distribution;

•	Any transaction from which the director received an improper personal benefit; or

•	Any act or omission occurring prior to December 31, 1987.

     In addition, our articles of incorporation provide that we shall indemnify our directors to the fullest extent permitted under Minnesota law. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

3.1	Restated Articles of Incorporation, as amended, of HEI, Inc.(1)
3.2	Bylaws, as amended, of HEI, Inc.(2)
5.1	Opinion of Counsel*
10.1	Stock Purchase Agreement by and among HEI, Inc., and the Investors listed on
Exhibit A thereto, including exhibits, dated August 29, 2001(3)
23.1	Consent of KPMG LLP*
23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)*
24.1	Powers of Attorney(4)

*	Filed herewith.

(1)	Filed as an exhibit to Annual Report on Form 10-K for the year ended August 31, 1990, and incorporated herein by reference.

(2)	Filed as an exhibit to Annual Report on Form 10-K for the year ended August 31, 1998, and incorporated herein by reference.

(3)	Filed with our report on Form 8-K, filed September 4, 2001.

(4)	Filed as an exhibit to the Registration Statement on Form S-3, filed September 28, 2001.

Item 17. Undertakings

     A.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement, and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, State of Minnesota, on November 15, 2001.

HEI, Inc. By	/s/ Anthony J. Fant Anthony J. Fant, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below on the 15th day of November, 2001, by the following persons in the capacities indicated:

By	/s/ Anthony J. Fant Anthony J. Fant Chairman and chief Executive Officer (Principal Executive Officer)
By	* Steve E. Tondera, Jr. Vice President of Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
By	* Edwin W. Finch, III Director
By	* David W. Ortlieb Director
By	* Steve E. Tondera, Jr. Director
By	* Mack V. Traynor, III Director

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-3 on behalf of the above-named Directors and Officers of the Registrant pursuant to a Power of Attorney executed by each such Director and Officer and filed with the Securities and Exchange Commission with the Registration Statement on Form S-3 on September 28, 2001.

By	/s/ Anthony J. Fant

Anthony J. Fant As Attorney-in-Fact

HEI, Inc.
Form S-3
Index to Exhibits

3.1	Restated Articles of Incorporation, as amended, of HEI, Inc.(1)
3.2	Bylaws, as amended, of HEI, Inc.(2)
5.1	Opinion of Counsel*
10.1	Stock Purchase Agreement by and among HEI, Inc., and the Investors listed on
Exhibit A thereto, including exhibits, dated August 29, 2001(3)
23.1	Consent of KPMG LLP*
23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)*
24.1	Powers of Attorney(4)

*	Filed herewith.

(1)	Filed as an exhibit to Annual Report on Form 10-K for the year ended August 31, 1990, and incorporated herein by reference.

(2)	Filed as an exhibit to Annual Report on Form 10-K for the year ended August 31, 1998, and incorporated herein by reference.

(3)	Filed with our report on Form 8-K, filed September 4, 2001.

(4)	Filed as an exhibit to the Registration Statement on Form S-3, filed September 28, 2001.